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                                                                   EXHIBIT 10.28

Walter R. Young, Jr. Letterhead


                                   September 11, 1998



Mark Cole
3501 Primrose Avenue
Greensboro, NC 27408

Dear Mark:

         This letter confirms our offer and your decision to join Champion Enterprises, Inc. and the following are major terms of employment.

         1) The position is President, Retail Operations of Champion Enterprises, Inc. based in Greensboro, NC. You will be reporting directly to Phil Surles, Chief Operating Officer. Your staff in Greensboro, NC will be less than 10 people and will be comprised of marketing and analytical support functions. Central cash management, accounting and internal audit functions will remain in Michigan.

         This position will be held in addition to your position as President, Southern Showcase Housing, Inc. All agreements with you as President and former owner continue in force with the exception that your allocable share of the deferred payments under the Stock Purchase Agreement dated December 5, 1997 will be payable if "Pretax Earnings" for the 36 month computation period are $25.0 million or are $15.0 million for the 48 month computation period. With this new, additional responsibility, you will receive the following additional benefits.

         2) The incremental base salary is $150,000 annually, paid monthly for a total $250,000 annually.

         3) Attached is the annual incentive program for fiscal and calendar 1999. This is in addition to your Southern Showcase incentive plan.

         4) The equity program is formalized in a separate non-qualified stock option agreement to cover a total of 600,000 shares of Champion Enterprises stock over the next five years. The general terms of the equity program will be as follows:

                  a) 100,000 shares at 40% of market price on date of grant to be purchased within 60 days of employment. These shares will vest at a rate of 25% each six months. If you leave the company during the two year period you will lose the prorated gain amount remaining. You will have tax consequences of the difference between purchase and market price. Once you exercise this portion, you will be eligible for the following:

                  b) 500,000 shares at market price value on date of grant to be vested and exercisable in equal prorated proportions (100,000) over five years on the 1st, 2nd, 3rd, 4th and 5th anniversary date.

         As part of this option agreement, there is a change of control provision that immediately vests the outstanding, unvested options, as well as confidentiality and noncompete provisions. The shares granted above will be registered.

         5) You will be eligible for the company's normal medical, dental, life insurance and long term disability benefits at the first of the month following your start date. In case of your death, Champion's obligation under this agreement will terminate but


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         any amount owed you under this agreement or bonus plan plus all vested options at time of your death will be paid to your estate. There is no defined benefits retirement program, but we do have a 401(k) tax deferred savings program. We have a deferred income program for base compensation and annual bonuses. You will be entitled to four weeks vacation per year. We do not pay cash in lieu of vacations.

         You will be an "at will" employee, which means that your employment as President, Retail Operations may be terminated at any time, by you or Champion, for any reason, with or without cause. If Champion terminates your employment without cause during the first four years of your employment, Champion will at that time pay you $250,000.

         If this letter confirms the agreed upon major terms of your employment, please sign below and return one copy to me.

         Mark, I look forward to working with you and your joining the Champion team.

                                     Very truly yours,


                                     Walter R. Young, Jr.

Attch.



Mark Cole


cc: John Collins
    Joe Stegmayer
    Phil Surles


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             President-Retail Operations, Champion Enterprises, Inc.
                         1999 Fiscal Year Incentive Plan

Eligibility
         Must hold position at fiscal year end 1999 (January 1, 2000)

The Plan
         This position will be paid annually based upon the following attainment:


         Measure      Attainment Level           Incentive (% of Base Pay)
         EPS
         Minimum           $2.05                             75%
         Level 1           $2.24                            125%
         Level 2           $2.34                            150%
         Maximum cash      $2.44                            200%
         Upside             +.03                           +2.5%

         Within the two programs, the incentive payout will increase between the attainment levels listed. The "upside" award will be in two year restricted stock.

Definition and Rules
-Payment will be made after audited year-end results are finalized. -Payments from this plan are not eligible for benefit calculations. -This Plan supersedes all other previous plans.

Definitions:

         Base Pay: Annualized total base pay as of January 1, 2000, no less than $250K

         EPS: Annual, audited and publicly reported. EPS adjusted only for excluding extraordinary gains or losses.



Note: This plan was created on 9/8/98 and could be replaced with a better plan for 1999.